SECURITIES AND EXCHANGE COMMISSION
                     Washington, DC 20549

                           FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
   SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
             OF THE SECURITIES EXCHANGE ACT OF 1934.

                              Commission File Number: 33-5042

              GE Capital Mortgage Services, Inc.
    (Exact name of registrant as specified in its charter)

                      3 Executive Campus
             Cherry Hill, NJ 08002 (609)661-6100
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

               See Schedule A, attached hereto.
   (Title of each class of securities covered by this Form)

               See Schedule B, attached hereto.
(Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)   [   ]      Rule 12h-3(b)(1)(i)   [ X ]
   Rule 12g-4(a)(1)(ii)  [   ]      Rule 12h-3(b)(1)(ii)  [   ]
   Rule 12g-4(a)(2)(i)   [   ]      Rule 12h-3(b)(2)(i)   [   ]
   Rule 12g-4(a)(2)(ii)  [   ]      Rule 12h-3(b)(2)(ii)  [   ]
                                    Rule 15d-6            [   ]

      Approximate number of holders of record as of the certification or notice date: See Schedule C, attached hereto.

      Pursuant to the requirements of the Securities Exchange Act of 1934, GE Capital Mortgage Services, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Dated:  November 6, 1996       By:  /s/ Stewart B. Koenigsberg
                                  ------------------------------
                               Name:   Stewart B. Koenigsberg
                               Title:  Senior Vice President

                           SCHEDULE A
                           ----------

                TITLE OF EACH CLASS OF SECURITIES
                 COVERED BY THE ATTACHED FORM 15
                ---------------------------------

Series 1995-1 Class A1    Series 1995-4 Class A2    Series 1995-7 Class R
Series 1995-1 Class A2    Series 1995-4 Class A3    Series 1995-HE1 Class A1
Series 1995-1 Class A3    Series 1995-4 Class A4    Series 1995-HE1 Class A2
Series 1995-1 Class A4    Series 1995-4 Class A5    Series 1995-HE1 Class A3
Series 1995-1 Class A5    Series 1995-4 Class A6    Series 1995-HE1 Class A4
Series 1995-1 Class A6    Series 1995-4 Class PO    Series 1995-HE1 Class A5
Series 1995-1 Class A7    Series 1995-4 Class M     Series 1995-HE1 Class A6
Series 1995-1 Class A8    Series 1995-4 Class B1    Series 1995-HE1 Class R
Series 1995-1 Class A9    Series 1995-4 Class B2    Series 1995-HE1 Class RL
Series 1995-1 Class A10   Series 1995-4 Class R     Series 1995-8 Class A1
Series 1995-1 Class A11   Series 1995-5 Class A1    Series 1995-8 Class A2
Series 1995-1 Class A13   Series 1995-5 Class A2    Series 1995-8 Class A3
Series 1995-1 Class A14   Series 1995-5 Class A3    Series 1995-8 Class A4
Series 1995-1 Class M     Series 1995-5 Class A4    Series 1995-8 Class A5
Series 1995-1 Class B1    Series 1995-5 Class A5    Series 1995-8 Class A6
Series 1995-1 Class B2    Series 1995-5 Class A6    Series 1995-8 Class A7
Series 1995-1 Class R     Series 1995-5 Class A7    Series 1995-8 Class A8
Series 1995-1 Class RL    Series 1995-5 Class A8    Series 1995-8 Class A9
Series 1995-2 Class A1    Series 1995-5 Class PO    Series 1995-8 Class A10
Series 1995-2 Class A2    Series 1995-5 Class M     Series 1995-8 Class A11
Series 1995-2 Class A3    Series 1995-5 Class B1    Series 1995-8 Class L
Series 1995-2 Class A4    Series 1995-5 Class B2    Series 1995-8 Class MA
Series 1995-2 Class A5    Series 1995-5 Class R     Series 1995-8 Class R
Series 1995-2 Class A6    Series 1995-6 Class A1    Series 1995-9 Class A1
Series 1995-2 Class A7    Series 1995-6 Class A2    Series 1995-9 Class A2
Series 1995-2 Class A8    Series 1995-6 Class A3    Series 1995-9 Class A3
Series 1995-2 Class A9    Series 1995-6 Class A4    Series 1995-9 Class A4
Series 1995-2 Class A11   Series 1995-6 Class A5    Series 1995-9 Class A6
Series 1995-2 Class M     Series 1995-6 Class A6PO  Series 1995-9 Class M
Series 1995-2 Class B1    Series 1995-6 Class R     Series 1995-9 Class B1
Series 1995-2 Class B2    Series 1995-7 Class A1    Series 1995-9 Class B2
Series 1995-2 Class R     Series 1995-7 Class A2    Series 1995-9 Class R
Series 1995-2 Class RL    Series 1995-7 Class A3    Series 1995-9 Class RL
Series 1995-3 Class A1    Series 1995-7 Class A4    Series 1995-10 Class A1
Series 1995-3 Class A2    Series 1995-7 Class A5    Series 1995-10 Class A2
Series 1995-3 Class A3    Series 1995-7 Class A6    Series 1995-10 Class A3
Series 1995-3 Class A4    Series 1995-7 Class L     Series 1995-10 Class A4
Series 1995-3 Class M     Series 1995-7 Class MA    Series 1995-10 Class A5
Series 1995-3 Class B1    Series 1995-7 Class PO    Series 1995-10 Class M
Series 1995-3 Class B2    Series 1995-7 Class M     Series 1995-10 Class B1
Series 1995-3 Class R     Series 1995-7 Class B1    Series 1995-10 Class B2
Series 1995-4 Class A1    Series 1995-7 Class B2    Series 1995-10 Class R

                           SCHEDULE A
                           ----------

                TITLE OF EACH CLASS OF SECURITIES
                 COVERED BY THE ATTACHED FORM 15
                ---------------------------------

Series 1995-11 Class A1
Series 1995-11 Class A2
Series 1995-11 Class A3
Series 1995-11 Class A4
Series 1995-11 Class A6
Series 1995-11 Class M
Series 1995-11 Class B1
Series 1995-11 Class B2
Series 1995-11 Class R
Series 1995-11 Class RL

                           SCHEDULE B
                           ----------

           TITLE OF EACH CLASS OF SECURITIES FOR WHICH
           THERE IS A CONTINUING DUTY TO FILE REPORTS
           -------------------------------------------

Series 1996-1 Class A     Series 1996-4 Class M      Series 1996-8 Class 1-A2
Series 1996-1 Class PO    Series 1996-4 Class B1     Series 1996-8 Class 1-A3
Series 1996-1 Class M     Series 1996-4 Class B2     Series 1996-8 Class 1-A4
Series 1996-1 Class B1    Series 1996-4 Class R      Series 1996-8 Class 1-A5
Series 1996-1 Class B2    Series 1996-5 Class A1     Series 1996-8 Class 1-A6
Series 1996-1 Class R     Series 1996-5 Class A2     Series 1996-8 Class 1-A7
Series 1996-2 Class A1    Series 1996-5 Class A3     Series 1996-8 Class 1-M
Series 1996-2 Class A2    Series 1996-5 Class A4     Series 1996-8 Class 1-B1
Series 1996-2 Class A3    Series 1996-5 Class A5     Series 1996-8 Class 1-B2
Series 1996-2 Class A4    Series 1996-5 Class A6     Series 1996-8 Class 2-A1
Series 1996-2 Class A5    Series 1996-5 Class M      Series 1996-8 Class 2-A2
Series 1996-2 Class A6    Series 1996-5 Class B1     Series 1996-8 Class 2-A3
Series 1996-2 Class A7    Series 1996-5 Class B2     Series 1996-8 Class 2-A5
Series 1996-2 Class A8    Series 1996-5 Class R      Series 1996-8 Class 2-M
Series 1996-2 Class M     Series 1996-6 Class A1     Series 1996-8 Class 2-B1
Series 1996-2 Class B1    Series 1996-6 Class A2     Series 1996-8 Class 2-B2
Series 1996-2 Class B2    Series 1996-6 Class A3     Series 1996-8 Class R
Series 1996-2 Class R     Series 1996-6 Class A4     Series 1996-8 Class RL
Series 1996-3 Class A1    Series 1996-6 Class A5     Series 1996-9 Class A1
Series 1996-3 Class A2    Series 1996-6 Class A6     Series 1996-9 Class A2
Series 1996-3 Class A3    Series 1996-6 Class A7     Series 1996-9 Class A3
Series 1996-3 Class A4    Series 1996-6 Class A8     Series 1996-9 Class A4
Series 1996-3 Class A5    Series 1996-6 Class A9     Series 1996-9 Class A5
Series 1996-3 Class A6    Series 1996-6 Class A10    Series 1996-9 Class A6
Series 1996-3 Class A7    Series 1996-6 Class A11    Series 1996-9 Class A7
Series 1996-3 Class M     Series 1996-6 Class A13    Series 1996-9 Class A8
Series 1996-3 Class B1    Series 1996-6 Class M      Series 1996-9 Class A9
Series 1996-3 Class B2    Series 1996-6 Class B1     Series 1996-9 Class M
Series 1996-3 Class R     Series 1996-6 Class B2     Series 1996-9 Class B1
Series 1996-4 Class A1    Series 1996-6 Class R      Series 1996-9 Class B2
Series 1996-4 Class A2    Series 1996-6 Class RL     Series 1996-9 Class R
Series 1996-4 Class A3    Series 1996-7 Class A      Series 1996-9 Class RL
Series 1996-4 Class A4    Series 1996-7 Class R      Series 1996-10 Class A1
Series 1996-4 Class A5    Series 1996-HE1 Class A1   Series 1996-10 Class A2
Series 1996-4 Class A6    Series 1996-HE1 Class A2   Series 1996-10 Class A3
Series 1996-4 Class A7    Series 1996-HE1 Class A3   Series 1996-10 Class A4
Series 1996-4 Class A8    Series 1996-HE1 Class A4   Series 1996-10 Class A5
Series 1996-4 Class A9    Series 1996-HE1 Class A5   Series 1996-10 Class M
Series 1996-4 Class A10   Series 1996-HE1 Class AL   Series 1996-10 Class B1
Series 1996-4 Class A11   Series 1996-HE1 Class R1   Series 1996-10 Class B2
Series 1996-4 Class A12   Series 1996-HE1 Class R2   Series 1996-10 Class R
Series 1996-4 Class A13   Series 1996-8 Class 1-A1   Series 1996-HE2 Class A1

                           SCHEDULE B
                           ----------

           TITLE OF EACH CLASS OF SECURITIES FOR WHICH
           THERE IS A CONTINUING DUTY TO FILE REPORTS
           -------------------------------------------

Series 1996-HE2 Class A2   Series 1996-13 Class A10  Series 1996-HE3 Class M
Series 1996-HE2 Class A3   Series 1996-13 Class A11  Series 1996-HE3 Class B1
Series 1996-HE2 Class A4   Series 1996-13 Class A12  Series 1996-HE3 Class B2
Series 1996-HE2 Class A5   Series 1996-13 Class A13
Series 1996-HE2 Class A6   Series 1996-13 Class A14
Series 1996-HE2 Class R1   Series 1996-13 Class A15
Series 1996-HE2 Class R2   Series 1996-13 Class A16
Series 1996-11 Class A1    Series 1996-13 Class A17
Series 1996-11 Class A2    Series 1996-13 Class A18
Series 1996-11 Class A3    Series 1996-13 Class M
Series 1996-11 Class A4    Series 1996-13 Class B1
Series 1996-11 Class A5    Series 1996-13 Class B2
Series 1996-11 Class A6    Series 1996-13 Class R
Series 1996-11 Class A7    Series 1996-13 Class RL
Series 1996-11 Class A8    Series 1996-14 Class 1-A1
Series 1996-11 Class A9    Series 1996-14 Class 1-A2
Series 1996-11 Class A10   Series 1996-14 Class 1-A3
Series 1996-11 Class A11   Series 1996-14 Class 1-A4
Series 1996-11 Class A12   Series 1996-14 Class 1-A5
Series 1996-11 Class A13   Series 1996-14 Class 1-A6
Series 1996-11 Class A14   Series 1996-14 Class 1-A7
Series 1996-11 Class M     Series 1996-14 Class 1-A8
Series 1996-11 Class B1    Series 1996-14 Class 1-A9
Series 1996-11 Class B2    Series 1996-14 Class 1-M
Series 1996-11 Class R     Series 1996-14 Class 1-B1
Series 1996-11 Class RL    Series 1996-14 Class 1-B2
Series 1996-12 Class A1    Series 1996-14 Class R
Series 1996-12 Class A2    Series 1996-14 Class 2-A1
Series 1996-12 Class A3    Series 1996-14 Class 2-A2
Series 1996-12 Class A4    Series 1996-14 Class 2-A3
Series 1996-12 Class M     Series 1996-14 Class 2-A4
Series 1996-12 Class B1    Series 1996-14 Class 2-A5
Series 1996-12 Class R     Series 1996-14 Class 2-M
Series 1996-13 Class A1    Series 1996-14 Class 2-B1
Series 1996-13 Class A2    Series 1996-14 Class 2-B2
Series 1996-13 Class A3    Series 1996-HE3 Class A1
Series 1996-13 Class A4    Series 1996-HE3 Class A2
Series 1996-13 Class A5    Series 1996-HE3 Class A3
Series 1996-13 Class A6    Series 1996-HE3 Class A4
Series 1996-13 Class A7    Series 1996-HE3 Class A5
Series 1996-13 Class A8    Series 1996-HE3 Class R1
Series 1996-13 Class A9    Series 1996-HE3 Class R2

                            SCHEDULE C
                            ----------

          APPROXIMATE NUMBER OF HOLDERS OF RECORD AS OF
     THE DATE OF THE ATTACHED FORM 15 (BY SERIES AND CLASS):
     -------------------------------------------------------

 Series and Class of Securities    Number of Holders of Record
 ------------------------------    ---------------------------

     Series 1995-1 Class A1                   2
     Series 1995-1 Class A2                   1
     Series 1995-1 Class A3                   1
     Series 1995-1 Class A4                   3
     Series 1995-1 Class A5                   3
     Series 1995-1 Class A6                   1
     Series 1995-1 Class A7                   1
     Series 1995-1 Class A8                   1
     Series 1995-1 Class A9                   1
     Series 1995-1 Class A10                  0
     Series 1995-1 Class A11                  0
     Series 1995-1 Class A13                  1
     Series 1995-1 Class A14                  2
     Series 1995-1 Class M                    1
     Series 1995-1 Class B1                   1
     Series 1995-1 Class B2                   1
     Series 1995-1 Class R                    0
     Series 1995-1 Class RL                   0
     Series 1995-2 Class A1                   0
     Series 1995-2 Class A2                   0
     Series 1995-2 Class A3                   0
     Series 1995-2 Class A4                   1
     Series 1995-2 Class A5                   1
     Series 1995-2 Class A6                   1
     Series 1995-2 Class A7                   2
     Series 1995-2 Class A8                   1
     Series 1995-2 Class A9                   1
     Series 1995-2 Class A11                  1
     Series 1995-2 Class M                    1
     Series 1995-2 Class B1                   1
     Series 1995-2 Class B2                   1
     Series 1995-2 Class R                    1
     Series 1995-2 Class RL                   1
     Series 1995-3 Class A1                   1
     Series 1995-3 Class A2                   1
     Series 1995-3 Class A3                   3
     Series 1995-3 Class A4                   2
     Series 1995-3 Class M                    1
     Series 1995-3 Class B1                   1
     Series 1995-3 Class B2                   1

                            SCHEDULE C
                            ----------

          APPROXIMATE NUMBER OF HOLDERS OF RECORD AS OF
     THE DATE OF THE ATTACHED FORM 15 (BY SERIES AND CLASS):
     -------------------------------------------------------

 Series and Class of Securities    Number of Holders of Record
 ------------------------------    ---------------------------

     Series 1995-3 Class R                    1
     Series 1995-4 Class A1                   0
     Series 1995-4 Class A2                   1
     Series 1995-4 Class A3                   2
     Series 1995-4 Class A4                   1
     Series 1995-4 Class A5                   1
     Series 1995-4 Class A6                   1
     Series 1995-4 Class PO                   1
     Series 1995-4 Class M                    1
     Series 1995-4 Class B1                   1
     Series 1995-4 Class B2                   1
     Series 1995-4 Class R                    0
     Series 1995-5 Class A1                   1
     Series 1995-5 Class A2                   2
     Series 1995-5 Class A3                   1
     Series 1995-5 Class A4                   1
     Series 1995-5 Class A5                  10
     Series 1995-5 Class A6                   2
     Series 1995-5 Class A7                   1
     Series 1995-5 Class A8                   1
     Series 1995-5 Class PO                   1
     Series 1995-5 Class M                    1
     Series 1995-5 Class B1                   1
     Series 1995-5 Class B2                   1
     Series 1995-5 Class R                    1
     Series 1995-6 Class A1                   2
     Series 1995-6 Class A2                   2
     Series 1995-6 Class A3                   7
     Series 1995-6 Class A4                  11
     Series 1995-6 Class A5                   1
     Series 1995-6 Class A6PO                 1
     Series 1995-6 Class R                    1
     Series 1995-7 Class A1                  16
     Series 1995-7 Class A2                   1
     Series 1995-7 Class A3                   2
     Series 1995-7 Class A4                   1
     Series 1995-7 Class A5                   2
     Series 1995-7 Class A6                   1
     Series 1995-7 Class L                    1
     Series 1995-7 Class MA                   1

                            SCHEDULE C
                            ----------

          APPROXIMATE NUMBER OF HOLDERS OF RECORD AS OF
     THE DATE OF THE ATTACHED FORM 15 (BY SERIES AND CLASS):
     -------------------------------------------------------

 Series and Class of Securities    Number of Holders of Record
 ------------------------------    ---------------------------

     Series 1995-7 Class PO                   1
     Series 1995-7 Class M                    1
     Series 1995-7 Class B1                   1
     Series 1995-7 Class B2                   1
     Series 1995-7 Class R                    1
     Series 1995-HE1 Class A1                 4
     Series 1995-HE1 Class A2                12
     Series 1995-HE1 Class A3                 3
     Series 1995-HE1 Class A4                 3
     Series 1995-HE1 Class A5                 3
     Series 1995-HE1 Class A6                19
     Series 1995-HE1 Class R                  1
     Series 1995-HE1 Class RL                 1
     Series 1995-8 Class A1                   5
     Series 1995-8 Class A2                   1
     Series 1995-8 Class A3                  13
     Series 1995-8 Class A4                   1
     Series 1995-8 Class A5                   1
     Series 1995-8 Class A6                   1
     Series 1995-8 Class A7                   1
     Series 1995-8 Class A8                   1
     Series 1995-8 Class A9                   1
     Series 1995-8 Class A10                  1
     Series 1995-8 Class A11                  1
     Series 1995-8 Class L                    1
     Series 1995-8 Class MA                   1
     Series 1995-8 Class R                    1
     Series 1995-9 Class A1                   7
     Series 1995-9 Class A2                  18
     Series 1995-9 Class A3                   1
     Series 1995-9 Class A4                   3
     Series 1995-9 Class A6                  14
     Series 1995-9 Class M                    1
     Series 1995-9 Class B1                   1
     Series 1995-9 Class B2                   1
     Series 1995-9 Class R                    1
     Series 1995-9 Class RL                   1
     Series 1995-10 Class A1                  3
     Series 1995-10 Class A2                  1
     Series 1995-10 Class A3                  2

                            SCHEDULE C
                            ----------

          APPROXIMATE NUMBER OF HOLDERS OF RECORD AS OF
     THE DATE OF THE ATTACHED FORM 15 (BY SERIES AND CLASS):
     -------------------------------------------------------

 Series and Class of Securities    Number of Holders of Record
 ------------------------------    ---------------------------

     Series 1995-10 Class A4                  1
     Series 1995-10 Class A5                  2
     Series 1995-10 Class M                   1
     Series 1995-10 Class B1                  1
     Series 1995-10 Class B2                  1
     Series 1995-10 Class R                   1
     Series 1995-11 Class A1                  1
     Series 1995-11 Class A2                  1
     Series 1995-11 Class A3                  1
     Series 1995-11 Class A4                  2
     Series 1995-11 Class A6                  4
     Series 1995-11 Class M                   1
     Series 1995-11 Class B1                  1
     Series 1995-11 Class B2                  1
     Series 1995-11 Class R                   1
     Series 1995-11 Class RL                  1